Exhibit (g)(3)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of [May 1, 2026] (the “Effective Date”) by and among FREIF Advisors LLC, a Delaware limited liability company (the “Transferee”); Forum Capital Advisors LLC, a Delaware limited liability (the “Adviser”); and Forum Real Estate Income Fund, a Delaware statutory trust (the “Fund” and together with the Adviser, the “Transferor”).

WITNESSETH THAT:

WHEREAS, the Transferee and the Adviser are each an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser and the Fund are parties to an Investment Management Agreement (the “Advisory Agreement”) dated as of August 1, 2022, with respect to the Fund;

WHEREAS, the Advisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Transferee is a direct wholly-owned subsidiary of the Adviser, which is a direct, wholly- owned subsidiary of Forum Investment Group LLC, a Delaware limited liability company (“FIG”) and, therefore, the Transferee and the Adviser are under common control;

WHEREAS, as are result of a reorganization of the corporate structure of FIG, the Transferee will replace the Adviser as adviser to the Fund (the “Reorganization”);

WHEREAS, following the Reorganization, the Transferee and the Adviser will remain wholly-owned subsidiaries of FIG, and therefore under the control of FIG;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or the Transferee and, therefore, pursuant to Rule 2a-6 under the 1940 Act, is not an assignment that would cause a termination of the Advisory Agreement in accordance with its terms; and

WHEREAS, at a meeting held on February 25, 2026, the Board of Trustees of the Fund (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of the Transferee as the investment adviser to the Fund in connection with the Reorganization and authorized any officer of the Fund to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Advisory Agreement;

WHEREAS, the Fund wishes to confirm its express written consent to the transfer, assumption and amendment of the Advisory Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE ADVISORY AGREEMENT. The name of the adviser in the Advisory Agreement is hereby changed from “Forum Capital Advisors LLC” to “FREIF Advisors LLC.”

2. ASSUMPTION BY THE TRANSFEREE. The Transferee, intending to be legally bound, hereby agrees as of the Effective Date, to assume all of the duties and obligations of the Adviser with respect to the provision of investment management services to the Fund under the Advisory Agreement and accepts and agrees to perform all such duties and obligations in connection therewith.

3. REPRESENTATIONS OF THE TRANSFEREE. The Transferee hereby represents and warrants as of the Effective Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Advisory Agreement and to act as investment adviser to the Fund; (iii) all action required of the Transferee to assume the duties and obligations under the Advisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms; and (v) the Advisory Agreement creates a valid and binding agreement enforceable against the Transferee in accordance with its terms.

4. CONSENT OF THE FUND. By executing this Agreement, the Fund expressly consents to the transfer, assumption and amendment of the Advisory Agreement as set forth in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6. FURTHER ASSURANCES. The Transferor and the Transferee hereby agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others including, without limitation, the Fund, to evidence and provide for the transfer by the Transferor and the assumption by the Transferee of the rights and obligations under the Advisory Agreement.

7. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

FORUM CAPITAL ADVISORS LLC

By:
Name:	Darren Fisk
Title:	Chief Executive Officer

FREIF ADVISORS LLC

By:
Name:	Darren Fisk
Title:	Chief Executive Officer

FORUM REAL ESTATE INCOME FUND

By:
Name:	Edie Suhr
Title:	President